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Citi Trends, Inc.
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CITI TRENDS, INC. SENDS LETTER TO STOCKHOLDERS REGARDING

UPCOMING ANNUAL MEETING

Recommends Stockholders Vote on the BLUE Proxy Card “FOR” each of

Citi Trends’ Highly Qualified and Experienced Directors

Reviews Board’s History of Protecting and Growing Stockholder Value

Citi Trends has the Right Strategy for the Future in Place Now

Urges Stockholders to Ignore Dissident Attempts to Upend the Board

SAVANNAH, GA (April 11, 2017) — Citi Trends, Inc. (“Citi Trends” or the “Company”) (NASDAQ:CTRN) announced today that it has sent a letter to its stockholders in connection with the Annual Meeting of Stockholders of Citi Trends, Inc., which will be held at 9:00 a.m. on Wednesday, May 24, 2017, at the Embassy Suites Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322. The letter urges stockholders to vote “FOR” Citi Trends’ highly qualified slate of nominees - Barbara Levy, Lawrence E. Hyatt and R. Edward Anderson - by signing, dating and returning the BLUE proxy card sent by the Company.

The full text of the letter follows:

VOTE FOR ALL OF THE CITI TRENDS DIRECTOR NOMINEES
ON THE BLUE PROXY CARD TODAY

April 11, 2017

Dear Fellow Stockholders:

The 2017 Annual Meeting of Stockholders will be held on Wednesday, May 24, 2017. This year’s annual meeting is a particularly important one, as you will be asked to make a critical decision regarding the future of Citi Trends. We urge you to protect the value of your investment by voting today by telephone, online or by signing and dating the enclosed BLUE proxy card “FOR” ALL THREE of Citi Trends’ highly qualified incumbent director nominees: Barbara Levy, Lawrence E. Hyatt, and R. Edward Anderson.

Following the Company’s successful turnaround against the backdrop of a challenging retail environment, the management team and your Board of Directors are confident that the current initiatives being implemented will drive sustained growth and profitability. The strategic shift set in motion by your Board and management team in 2012 has enabled the Company to adapt to a rapidly changing apparel industry. The Company has generated a total stockholder return of 50.3% over the past five years, a period during which many of our small-cap, specialty retail peers experienced significant declines or financial restructurings.

YOUR BOARD IS THE RIGHT LEADERSHIP TO DRIVE

CONTINUED GROWTH AND VALUE CREATION

To ensure the Company’s forward momentum continues uninterrupted, we encourage you to elect Citi Trends’ Board nominees by voting the enclosed BLUE proxy card.

As you may know, Macellum Advisors GP, LLC, and certain affiliated entities (collectively, “Macellum”), has nominated two individuals in opposition to two of the Company’s three incumbent director nominees.  Macellum only began acquiring our stock in November 2016 and owns 3.92% of the outstanding common stock of the Company.

Macellum, led by its Portfolio Manager Jonathan Duskin, has initiated a costly and distracting proxy fight, after rejecting the numerous, reasonable settlement attempts we set forth. Macellum proposes to replace two of your accomplished directors with individuals that either have a history of value destruction as a board member of retail companies, or no public director history whatsoever. If you should receive a White proxy card from Macellum, we urge you to completely disregard it and take no action.

YOUR BOARD IS COMMITTED TO RETURNING VALUE TO ITS STOCKHOLDERS

Your Board is committed to creating, enhancing and responsibly returning value to its stockholders.  This commitment is reflected most recently in your Board’s approval of an expanded capital return program, by which the Company expects to return approximately $30 million to its stockholders over the next 12 months.  The program includes the following:

•                  A 33.3% increase in its quarterly dividend, from $0.06 to $0.08,

•                  A new share repurchase program of up to $25 million,

•                  Maintaining a minimum cash balance of $80 million, and

•                  A commitment to return excess cash to the Company’s stockholders through additional dividends and buybacks.

This expanded capital return program is the next logical step to your Board proactively instituting a regular quarterly dividend and a $15 million repurchase program in 2015.

YOUR BOARD HAS PROACTIVELY MANAGED CITI TRENDS OUT OF A DECLINING BUSINESS, TRANSFORMING IT INTO A LEADING OFF-PRICE RETAILER

In 2012, your management team, led by R. Edward Anderson, who returned to the CEO position to lead the turnaround efforts, and your Board developed and began executing a plan to shift Citi Trends’ merchandising strategy. This change in direction was made necessary by the precipitous change in fashion preferences by its customers.

The History of Urban Brands

After a host of urban apparel brands grew to become multi-million dollar enterprises in the mid-2000s, consumer tastes, the economic environment and the retail landscape shifted such that demand for urban branded apparel imploded.  Sales of formerly iconic urban brands that made up the core of the Company’s offerings declined significantly.  This sudden and significant decline of urban brands, which had comprised nearly 50% of the Company’s merchandise, necessitated a significant strategy change.

The Board’s Proactive Shift in Strategy

Your management team and Board conducted a review of the options available to offset the impact of these dramatic shifts in urban fashion apparel. It was agreed that Citi Trends’ best means of ensuring its continued viability was to pivot its focus from branded urban apparel to off-price, private-label (non-branded) urban fashion apparel; this move returned the Company to the merchandising strategy on which it was founded. Selling urban fashions, whether branded or unbranded, at compelling prices has always been the heart of the Company’s merchandising strategy. Urban brands for a time were synonymous with fashion. That time had passed and the time for offering great, unbranded fashions was back.

Another key component of the Board’s strategic shift was significantly expanding Citi Trends’ offerings of non-apparel merchandise: accessories, including footwear, and home goods.  This broadening of the merchandise mix gave customers even more reasons to shop Citi Trends.

The Board’s Shift in Strategy has allowed the Company to Outperform its Peers

The successful design and execution of this strategic pivot, led by Mr. Anderson, can be seen in Citi Trends’ performance over the last five years, as the Company has rebuilt its sales and gross margins.  Consider the following:

•                  Benchmarked against other small-cap retail apparel companies, Citi Trends’ total stockholder returns have consistently outperformed its peers on a 1-, 3- and 5-year basis.

•                  The Company’s gross margin, operating margin and adjusted EBITDA have all showed significant growth compared to its small-cap retail apparel peers.

•                  Over the last five years, Citi Trends has delivered a total stockholder return of 50.3%, compared to 25.1% from the S&P 600 Retailing Index and a negative 34.3% from Citi Trends’ peers.

•                  From January 1, 2012 — March 8, 2017, Citi Trends has delivered a total stockholder return of 99.1%, while three of the Company’s proxy statement peers have declared bankruptcy, three have been acquired and 9 of the remaining 10 peers have had negative returns.

•                  As of the most recent quarter, the Company recorded positive comparable store sales of 3.4%.

Had your Board not acted decisively, Citi Trends may have met a similar fate as retailers and brands that did not alter course, such as Payless (bankrupt in 2017), PacSun (bankrupt in 2016), Aeropostale (bankrupt in 2016) and The Wet Seal (bankrupt in 2015).  Since 2012, Ashley Stewart, Body Central, Conway Stores, CW Price, Dots, Simply Fashion and other retailers filed for bankruptcy or were liquidated.

The Board’s Strategy is Showing Results and Creating Positive Stockholder Returns

After successfully pivoting out of a downturn that claimed some of its specialty retail peers, Citi Trends has a proven, well-defined strategy to position the Company for higher growth and higher value. The Company continues to provide its customers with on-trend, off-price, private label, urban, fashion apparel. And more recently, efforts to drive even more fashion into the important ladies’ apparel business have resulted in positive sales in the fourth quarter of 2016.  Non-apparel categories, which have been a significant source of revenue growth, are being expanded, and additional upgrades to the Company’s planning and allocation systems will be implemented in mid-2017.

Your Board and management team will continue working hard to deliver results and create value for all stockholders. Together, we are confident that Citi Trends will continue to reap the benefits of our strategic initiatives through 2017 and beyond to drive stockholder value.

Now is not the time for a change in direction. The Board believes that the best path to maximize value for all stockholders is to continue to execute on its strategic plan, which is clearly working, as reflected in the Board’s approval of the expanded capital return program.  Don’t let Macellum derail this progress.

YOUR BOARD HAS A STRONG TRACK RECORD OF CORPORATE GOVERNANCE

To effectively oversee Citi Trends’ strategic direction, ensure management accountability and advance stockholders’ interests, your Board requires a specific mix of skills and backgrounds that align with our industry and business plan.  The directors currently sitting on your Board have each been carefully selected to ensure their collective expertise spans the range of retail merchandising, operations and finance domains.

Simultaneously, your Board understands the importance of maintaining fresh perspectives and new viewpoints, and is committed to regularly evaluating its composition. Just last year, your Board appointed Ms. Barbara Levy as a new independent director and member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. As an accomplished merchandising executive in the off-price retail industry, Ms. Levy has brought a relevant and valuable perspective to the Board. Ms. Levy’s significant experience devising product strategies and ensuring alignment between the overall merchandising function and a company’s strategic direction provides her with a unique understanding of how to enhance Citi Trends’ competiveness in the off-price retail industry.

Your Board is committed to corporate governance practices that promote the long term success of the Company. To that end, below are some corporate governance highlights:

•                  All but one of the directors are independent,

•                  Recent board refreshment,

•                  The CEO and Chairman roles are separate,

•                  The Board appointed a Lead Independent Director,

•                  The Audit, Compensation and Nominating and Corporate Governance Committees are composed entirely of independent directors,

•                  The Board has adopted enhanced stock ownership guidelines, and

•                  The Board and its committees complete annual self-evaluations.

YOUR BOARD IS INDEPENDENT, HIGHLY QUALIFIED AND UNIQUELY POSITIONED TO ENSURE THE COMPANY’S SUCCESS DURING THE CURRENT CEO TRANSITION

Furthermore, your Board is highly engaged with and oversees Citi Trends’ experienced senior management team, providing oversight and accountability in all key aspects of the business. We are confident our incumbent directors comprise the right governance body to continue to advance the Company’s strategic initiatives. Your Board has a deep understanding of the off-price apparel and specialty retail industries in which we operate, and they are motivated by a commitment to enhance value for all stockholders.

The Board’s role in ensuring the Company’s continued forward momentum is even more important during the current search for a permanent CEO to replace Jason Mazzola. Your Board recently appointed Bruce Smith, COO and CFO of the Company, as the Company’s Acting CEO.  Mr. Smith has been a key figure, along with Mr. Anderson, in developing Citi Trends’ operational plan since joining the Company as CFO in 2007.  Mr. Smith has demonstrated an important range of skills and insights during his ten years with the Company.  Mr. Anderson has recently resumed his role as Executive Chairman during this transition to assist Mr. Smith in his new role and provide for the orderly succession of management responsibilities while your Board conducts a search for a permanent CEO.

In the meantime, the Company’s strong merchandising team will continue to execute their plan as they have done the past several years.  The buyers on this team have, on average, more than 15 years of experience in the retail business and have developed long-standing relationships with many of our vendors.

Mr. Anderson’s institutional knowledge, intimate familiarity with Citi Trends and previous oversight as CEO of the Company’s pivot from branded urban apparel to off-price, private label urban fashion apparel make him ideally suited to work together with Mr. Smith in this capacity, as he will bring continuity and minimize disruptions in helping run the business, maintain operational consistency, and ensure that the Company continues to drive results for all stockholders.

THE COMPANY ATTEMPTED TO AVOID A DISRUPTIVE PROXY CONTEST;

MR. DUSKIN IS INTENT ON BECOMING A CITI TRENDS DIRECTOR AT ALL COSTS

Your Board appreciates and values the views of Citi Trends’ stockholders, and regularly solicits their input on matters such as compensation, board composition, and other governance matters. Consistent with our culture of open stockholder engagement and good corporate governance, your Board has attempted to engage with Mr. Duskin on multiple occasions to hear his firm’s input and suggestions with an open mind.

Citi Trends has sought to avoid a disruptive contested election process by acting reasonably and providing Macellum with numerous proposed settlement offers over the past couple of months that, following appropriate interviews and vetting, could have led to Board appointments for two individuals provided by Macellum. Macellum rejected each of these offers because it insisted that any settlement must include Mr. Duskin as a Board member. Additionally, Macellum’s demands have consistently shifted during its engagement with your Board. Most recently, following the departure of Mr. Mazzola, Macellum stipulated that any successful negotiation would necessitate Mr. Anderson stepping down as Chairman of the Board.

These half-hearted negotiations clearly highlight where Mr. Duskin’s true interests lie: he has prioritized serving as a member of your Board above and beyond any other concern, such as enhancing value for Citi Trends’ stockholders or avoiding a costly, disruptive proxy contest.

It is disappointing that Mr. Duskin rejected multiple opportunities provided by the Company to resolve this matter constructively and chose instead to pursue a path not aligned with the best interests of our stockholders. If he were truly serious about doing the best for Citi Trends and enhancing the Board, Mr. Duskin would have made his nominees available to the Nominating and Corporate Governance Committee and allowed the vetting process to unfold in a transparent, official manner.

Instead, his personal motivation to serve as a Citi Trends director at all costs has brought about this proxy contest. Based on Mr. Duskin’s poor history as a retail company director, it was definitively concluded that his appointment to serve on your Board would represent a disconcerting development for Citi Trends and its stockholders.

MR. DUSKIN’S TRACK RECORD OF VALUE DESTRUCTION SHOULD TROUBLE CITI TRENDS’ STOCKHOLDERS

Despite Macellum’s description of itself as “successful investors that help improve long-term financial and stock price performance of consumer and retail companies,” and the “retail expert” title that Mr. Duskin has bestowed upon himself, the historic engagements that Macellum and Mr. Duskin have undertaken with retail companies is less than impressive.  In fact, a number of them filed for BANKRUPTCY during or immediately following Mr. Duskin’s service on the board.

Consider the following details of Mr. Duskin’s board experience:

•                  Christopher & Banks: As a current Board member, a seat which he gained following a settlement after a threatened proxy contest in March 2016, Mr. Duskin has overseen a nearly 50% DECLINE in the company’s stock price. During this time, Christopher & Banks has missed EPS and revenue projections on multiple occasions.

•                  The Wet Seal: Mr. Duskin joined the Board in 2006 and served until a substantial majority of stockholders voted in favor of his removal — the company went BANKRUPT less than three years later in 2015.

•                  Whitehall Jewelers Inc.: Mr. Duskin was added to the board in 2006 and resigned weeks before the company filed for BANKRUPTCY in 2008.

•                  KB Toys: Mr. Duskin was appointed a director in 2005 and served until KB Toys filed for BANKRUPTCY in 2008.

•                  PLVTZ, Inc.: Mr. Duskin joined the board of PLVTZ, Inc., parent company of Levitz Home Furnishings, in 2005 — PLVTZ filed for BANKRUPTCY in 2007.

Your Board believes that Mr. Duskin’s track record of board service for retail companies disqualifies him for service on the Citi Trends Board.

As part of their campaign against Citi Trends, Macellum seeks to elect two nominees that have NO track record of creating value on public company boards to replace two of your highly qualified directors, R. Edward Anderson and Lawrence R. Hyatt.

•                  Mr. Anderson has in-depth knowledge of Citi Trends and its target customers, attained from his tenure of more than 11 years as CEO and 15 years as a director.  In addition, Mr. Anderson has more than three decades of relevant executive management experience and a distinguished career of leadership in other companies in our industry.

•                  Mr. Hyatt, a former public company CFO, has advised companies in a range of sectors and has particular knowledge of the retail industry from his senior executive roles at Cracker

Barrel and Cole National Corporation and service on your Board. Mr. Hyatt currently serves as the chairman of the Audit Committee.

Who is Macellum recommending to replace Mr. Anderson and Mr. Hyatt? Jonathan Duskin, an individual who has a poor track record in the retail industry as described above, and Paul Metcalf, an individual with zero public company board experience and limited executive management experience.  Macellum claims that its nominees have “significant operating experience in retail and merchandising.”  However, Mr. Duskin is an activist hedge fund investor who has NO retail operating experience or understanding of the off-price or urban fashion business, and Mr. Metcalf has limited executive management experience and NO experience focused on the urban fashion business.

We strongly believe that neither Mr. Duskin nor Mr. Metcalf would provide skills additive to our highly qualified and diverse Board.

MACELLUM’S PROPOSED STRATEGY FOR CITI TRENDS INDICATES AN UNSOPHISTICATED UNDERSTANDING OF OUR BUSINESS

We believe that the Company’s current strategy is the right strategy and the suggestions for our business set forth by Macellum in its letter to our stockholders dated April 6, 2017 are general retail concepts that show Macellum and Mr. Duskin’s lack of understanding of our customers and our business.

Macellum suggests in its letter a few actions that the Company can take to improve its merchandising strategy and drive higher sales, margins and EBITDA; however, these suggestions are basic retail issues that apparel retailers like Citi Trends consider on a daily basis as they try to improve their operations. Macellum suggests actions that could apply to just about any apparel retailer, which indicates that it and its nominees do not have a true understanding of our business. Additionally, all of Macellum’s operational and merchandising suggestions have previously been evaluated by your management and Board and certain of these suggestions have already been implemented, such as establishing a repurchase program and improving in-store presentations, or are in the process of implementing, such as improving planning and allocation systems.

PROTECT THE VALUE OF YOUR INVESTMENT IN CITI TRENDS:

VOTE THE BLUE PROXY CARD TODAY

Your Board is committed to acting in the best interests of all Citi Trends stockholders. The current Board, under the leadership of Executive Chairman R. Edward Anderson, is well aligned on the current business strategy and believes that it would be detrimental to stockholder value to replace two of your qualified incumbent Directors with Macellum’s candidates.

We believe Citi Trends stockholders can protect the value of their investment by voting “FOR” ALL of our experienced and highly qualified director nominees on the BLUE proxy card: Barbara Levy, Lawrence E. Hyatt, and R. Edward Anderson.

Your vote is extremely important, no matter how many or how few shares you own.  We urge you to vote today by telephone, online or by signing and dating the enclosed BLUE proxy card and returning it in the postage-paid envelope. If you have previously returned a White proxy card you received from Macellum, you have every right to change your vote by using the BLUE proxy card to support the Citi Trends Board.  Only your latest dated validly executed proxy card will count.

Please do not send back any White proxy cards, even to vote against the Macellum nominees, as doing so may cancel out any votes “FOR” the Citi Trends Board.

If you have any questions or need assistance voting, please call Okapi Partners LLC, our proxy solicitor, at (212) 297-0720 or toll-free at (877) 566-1922.

We are extremely honored to serve on behalf of you, our stockholders. Your Board and management team are committed to acting responsibly and to maximizing the value of your investment.

On behalf of the Board, thank you for your continued support.

Very truly yours,

The Citi Trends Board

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company operates 538 stores located in 31 states. Citi Trends’ website address is www.cititrends.com.  CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchases, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets, the ability to anticipate and respond to fashion trends and the outcome of our current proxy fight and any other actions of activist stockholders. Any forward-looking statements by the Company with respect to the Company’s intention to declare and pay dividends, repurchase shares pursuant to the share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Important Additional Information

Citi Trends, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Citi Trends stockholders in connection with the matters to be considered at Citi Trends’ 2017 Annual Meeting to be held on May 24, 2017. On April 3, 2017, Citi Trends filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Citi Trends stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING BLUE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Citi Trends’ 2017 Annual Meeting. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Citi Trends with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.cititrends.com.

Media Contact:

Phil Denning, ICR

646-277-1258

phil.denning@icrinc.com

Investor Contact:

Bruce Goldfarb, Chuck Garske and Teresa Huang

Okapi Partners

212-297-0720